Exhibit 99.18

Execution Version

Confidential Information Redacted *

15 December 2017

GIVOLON LIMITED

(as Chargor)

and

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

(as Security Agent)

SECURITY DEED

IN RESPECT OF THE FACILITY PROVIDED UNDER

THE FACILITY CONFIRMATION WITH FACILITY

CONFIRMATION REFERENCE 2017-1

18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Tel: +852.2912.2500

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THIS DEED is made on 15 December 2017

BETWEEN:

(1)	GIVOLON LIMITED, a private company limited by shares incorporated in Jersey with company number 124007 and with its registered office at 13-14 Esplanade, St. Helier, Jersey JE1 1EE (the “Chargor”); and

(2)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as security trustee for the Secured Parties (the “Security Agent”).

BACKGROUND

(A)	The Hongkong and Shanghai Banking Corporation Limited (“HBAP”) (as lender) has agreed to provide to the Chargor (as borrower) an uncommitted revolving facility (the “Facility”) on the terms and conditions set out in the Facility Confirmation (as defined below), which supplements, and forms a single agreement in respect of the Facility with, the Master Agreement (as defined below).

(B)	In connection with the Facility, the Chargor and Glencore (as defined below) have entered into a Stock Purchase Agreement, and the Chargor, Glencore and the Guarantor (as defined below) will enter into an On-Loan Agreement (each, as defined below).

(C)	The Chargor has agreed to enter into this Deed in connection with the Facility and acknowledges that this Deed is a Transaction Security Document with respect to the Facility for the purposes of the Master Agreement, the Facility Confirmation and the Finance Documents relating to the Facility.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

“Account Bank” means HSBC Bank plc, in its capacity as account bank;

“Account Control Letter” means a notice substantially in the form set out in Schedule 4 (Account Control Letter) of the Custody Agreement;

“Assigned Agreement” means:

(a)	the Custody Agreement;

(b)	the On-Loan Agreement; and

(c)	the Stock Purchase Agreement;

“Broadly Distributed Public Offering” means a broadly distributed public offering of the Shares, in which, for the avoidance of doubt:

(a)	no one purchaser (other than a book-runner in such offering, which may be the Security Agent or an affiliate of the Security Agent, for purposes of such distribution) acquires a number of such securities representing more than 5.0 per cent. of the voting power of the Issuer’s outstanding voting securities; and

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(b)	such securities are eligible to be sold by a purchaser who is not, and has not been for the immediately preceding 90 days, an “affiliate” (within the meaning of Rule 144 under the Securities Act) of the Issuer without any volume restrictions or "holding period" requirements under the Securities Act.

“Charged Property” means all the assets and undertakings of the Chargor which from time to time are subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed;

“Clearance System” means:

(a)	DTC;

(b)	any person whose business is or includes the provision of clearance service or the provision of security accounts; or

(c)	any nominee or depository for such person;

“Collateral Cash” means all monies from time to time standing to the credit of the Custodian Cash Account (including any interest and other sums accruing thereon), together with all of the Chargor’s rights, title and interest in, and benefits and proceeds deriving from or arising in connection with, the Custodian Cash Account;

“Collateral Securities” means all present and future Shares and any other securities or other assets, property or entitlements from time to time recorded in or standing to the credit of the Custody Account (including any Related Rights);

“Custodian” means HSBC Bank plc, in its capacity as custodian;

“Custody Account” means the account of the Chargor with Custodian, details of which are set out in Part B (Custody Account) of Schedule 1 (Account), (and any renewal or re-designation of such account(s)), in each case together with the debt or debts represented thereby;

“Custody Agreement” means the custody agreement between the Chargor and the Custodian dated 13 September 2017;

“Custodian Cash Account” means the account of the Chargor with the Custodian, details of which are set out in Part A (Custodian Cash Account) of Schedule 1 (Account), (and any renewal or re-designation of such account(s)), in each case together with the debt or debts represented thereby;

“Default Rate” means the rate at which interest is payable under clause 9.7 (Default Interest) of the Master Agreement;

“Dividend” means any dividend or other payment or distribution of any kind, whether in the nature of dividend or capital and whether in the form of cash or otherwise.

“Enforcement Event” means the delivery by the Lender Representative of a notice under paragraph (a) of clause 22.18 (Acceleration) of the Master Agreement or the occurrence of an event that has resulted in the acceleration of each Loan pursuant to paragraph (b) of clause 22.18 (Acceleration) of the Master Agreement;

“Facility Confirmation” means the Facility Confirmation dated on or about the date of this Deed with facility confirmation reference 2017-1 between, among others, the Chargor as borrower and HBAP as lender, arranger and calculation agent;

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“Glencore” means Glencore AG, a company incorporated in Switzerland with company number CHE-103.101.282 and with its registered office at Baarermattstrasse 3, 6340 Baar, Switzerland;

“Glencore Notice” means a notice substantially in the form set out in Schedule 3 (Form of Glencore Notice);

“Glencore Security” means the Security created or purported to be created under the Stock Purchase Agreement;

“Guarantor” means Glencore PLC, a company incorporated in Jersey with company number 107710 and with its registered office at Queensway House, Hilgrove Street, St. Helier, JE1 1ES, Jersey;

“Guarantor Notice” means a notice substantially in the form set out in Schedule 4 (Form of Guarantor Notice);

“HBEU” means HSBC Bank plc;

“Master Agreement” means the Master Margin Loan Facility Agreement dated on or about the date of this Deed between, inter alios, the Chargor as borrower, HBAP as arranger, HBEU as agent and the Security Agent as security agent;

“On-Loan Agreement” means the on-loan agreement among the Borrower, Glencore and the Guarantor entered into in respect of the Facility dated on or about the date of this Deed;

“Party” means a party to this Deed;

“Receiver” means a receiver, receiver and manager or administrative receiver appointed under this Deed;

“Related Rights” means all Dividends, distributions and other income paid or payable on any Collateral Securities, together with all shares or other property derived from any Collateral Securities and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Collateral Securities (whether by way of conversion, redemption, bonus, preference, option or otherwise);

“Secured Obligations” has the meaning given to it in the Master Agreement as it relates to the Facility; and

“Stock Purchase Agreement” means the stock purchase agreement by and between Glencore as seller and the Chargor as purchaser dated 14 September 2017.

1.2	Construction

In this Deed, unless a contrary intention appears, a reference to:

(a)	an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(b)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(c)	“assets” includes present and future properties, revenues and rights of every description;

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(d)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(e)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(f)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(g)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(h)	a “Finance Document” or a “Finance Party” means a Finance Document or a Finance Party (as the case may be) in respect of the Facility; and

(i)	the Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

1.3	Other References

(a)	In this Deed, unless a contrary intention appears, a reference to:

(i)	any Secured Party, the Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	any Finance Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended (howsoever fundamentally and whether or not such amendment results in new and / or more onerous obligations and liabilities), including by way of a change in the purpose of the facilities, or by way of a refinancing, deferral or extension of the facilities or by way of an addition or increase of or other changes to the facilities or other obligations or liabilities under the agreements or accession or retirement of the parties to the agreements;

(iii)	any clause or schedule is a reference to, respectively, a clause of and schedule to this Deed and any reference to this Deed includes its schedules; and

(iv)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	The index to and the headings in this Deed are inserted for convenience only and are to be ignored in construing this Deed.

(c)	Words importing the plural shall include the singular and vice versa.

1.4	Incorporation by reference

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Master Agreement or the Facility Confirmation have the same meanings when used in this Deed. In the event of any inconsistency between the definitions under the Master Agreement, the Facility Confirmation and this Deed, this Deed will govern.

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1.5	Miscellaneous

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy any right or benefit expressly or impliedly conferred by this Deed.

(b)	Any Receiver or any Delegate may subject to this Clause and the Third Parties Act, rely on any clause of this Deed which expressly confers rights on it.

(c)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

(d)	Clauses 4.1 (Specific Security) and 4.2 (Security Assignment) shall be construed as creating a separate and distinct fixed charge or assignment over each relevant asset within any particular class of assets defined in this Deed and the failure to create an effective fixed charge or assignment (whether arising out of this Deed or any act or omission by any party) over any one asset shall not affect the nature or validity of the charge or assignment imposed on any other asset whether within that same class of assets or not.

2.	non-petition

(a)	This Clause 2 (Non-petition) shall not limit the right of any person to name the Chargor as a party defendant in any action or suit or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Chargor or any of their respective officers, members, directors, employees, security holders, limited partner or incorporators.

(b)	The Secured Parties agree not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Chargor or any similar proceedings provided, however, that nothing in this paragraph (b) shall preclude, or be deemed to estop, the Secured Parties from taking any action prior to the expiration of the applicable preference period in (i) any bankruptcy case or proceeding voluntarily filed or commenced by the Chargor or (ii) any involuntary insolvency proceeding filed or commenced against the Chargor by an entity not a Party.

(c)	The restrictions set out in paragraphs (a) and (b) (inclusive) above are a material inducement for the Parties to enter into this Agreement and are an essential term of this Agreement. The Secured Parties or the Chargor may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings.

(d)	The provisions of this Clause 2 (Non-petition) shall survive termination of this Deed for any reason whatsoever.

3.	COVENANT TO PAY

The Chargor, as primary obligor, covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay the Secured Obligations when they fall due for payment.

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4.	CHARGING PROVISION

4.1	Specific Security

The Chargor, as continuing security for the payment of the Secured Obligations, charges by way of first fixed charge in favour of the Security Agent and with full title guarantee all of its rights, title and interest, both present and future, from time to time, in and to:

(a)	all Collateral Securities and Related Rights;

(b)	all Collateral Cash;

(c)	the Custodian Cash Account and any benefits and proceeds deriving from or arising in connection with it;

(d)	the Custody Account and any benefits and proceeds deriving from or arising in connection with it; and

(e)	if not effectively assigned by Clause 4.2 (Security Assignment), the Assigned Agreements.

4.2	Security Assignment

As further continuing security for the payment of the Secured Obligations, the Chargor assigns absolutely with full title guarantee to the Security Agent all its rights, title and interest, both present and future, from time to time in the Assigned Agreements, including:

(a)	the Glencore Security;

(b)	all proceeds of any enforcement of the Glencore Security; and

(c)	all amounts received from Glencore or any other person to discharge or redeem (in whole or in part) the Glencore Security,

subject to reassignment by the Security Agent to the Chargor of all such rights, title and interest upon payment or discharge in full of the Secured Obligations.

5.	FURTHER ASSURANCE

(a)	The covenants set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in sub-clause (b) and (c) below.

(b)	The Chargor shall promptly (and at its own expense) do all such acts (including payment of all stamp duties or fees) or execute or re-execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may determine to be necessary (acting reasonably) (and in such form as the Security Agent may reasonably require):

(i)	to create, perfect or protect the Glencore Security and the Security created or intended to be created under or evidenced by this Deed (which may include the execution or re-execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of this Deed) or for the exercise of any rights, powers and remedies of the Chargor provided by or pursuant to the Glencore Security or by law and any Secured Parties provided by or pursuant to this Deed or by law;

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(ii)	to confer on the Secured Parties, Security over any property and assets of the Chargor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to this Deed; and/or

(iii)	to facilitate the realisation of the assets following the occurrence of an Enforcement Event which are, or are intended to be, the subject of the Glencore Security and/or the Security created under this Deed.

(c)	The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of the Glencore Security and any Security conferred or intended to be conferred on the Secured Parties by or pursuant to this Deed.

6.	NEGATIVE PLEDGE

The Chargor shall not:

(a)	create or agree to create or permit to subsist any Security over all or any part of the Charged Property other than (i) the Transaction Security with respect to the Facility or (ii) the Glencore Security;

(b)	sell, transfer, lend or otherwise dispose of all or any part of the Charged Property or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so (except the Chargor may pay to Glencore the proceeds from the sale of any Charged Property received from the Security Agent pursuant to the Total Return Swap upon all Secured Obligations having been repaid or discharged in full);

(c)	withdraw or otherwise deal with all or any monies or other property from time to time recorded in or standing to the credit of the Custodian Cash Account or the Custody Account; or

(d)	dispose of the equity of redemption in respect of all or any part of the Charged Property,

except as permitted by the Master Agreement, the Facility Confirmation, this Deed or with the prior written consent of the Security Agent.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and warranties

The Chargor gives the representations and warranties set out in this Clause to the Security Agent on the date of this Deed and on each date that the Repeating Representations are repeated under the Master Agreement.

7.2	Status

(a)	It is the legal and beneficial owner of the Custodian Cash Account and the Custody Account.

(b)	It has the power to establish and maintain each of the Custodian Cash Account and the Custody Account and to enter into and deliver and to create the Security constituted by this Deed.

(c)	It is the legal and beneficial owner of the Collateral Cash, subject to the Security constituted by this Deed.

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(d)	It intends that the sale and transfer of the Charged Shares (as defined in the Master Agreement) pursuant to the Stock Purchase Agreement shall be treated as a sale involving the transfer to it, free and clear of all Security, of all of Glencore’s rights, title and interest in and to the Charged Shares.

(e)	All of the Collateral Securities are fully paid.

7.3	Nature of security

Subject, in each case, to the Legal Reservations, this Deed creates the Security it purports to create and is not liable to be amended or otherwise set aside on its liquidation or administration or otherwise.

7.4	Assigned Agreements

(a)	Except as otherwise expressly stated in any Assigned Agreement, no payments owed to it by any other party to an Assigned Agreement are subject to any right of set-off or similar right.

(b)	Subject to the Legal Reservations, each Assigned Agreement is its legally binding, valid, and enforceable obligation.

(c)	It is not in default of any of its obligations under any Assigned Agreement.

(d)	Its entry into and performance of this Deed, and the assignment of any Assigned Agreement by the Security Agent or any other Secured Party in connection with their enforcement of the Security granted hereunder, will not conflict with any term of any Assigned Agreement.

8.	Perfection of Security

8.1	Account Control Letter in respect of the Custodian Cash Account and the Custody Account

The Chargor shall on the date of this Deed serve an Account Control Letter duly executed by it on the Custodian and use its reasonable endeavours to procure that the Custodian counter-signs the Account Control Letter (or in such other form as may be specified by the Security Agent).

8.2	Notice to Glencore

The Chargor shall on the date of this Deed serve a Glencore Notice duly executed by it on Glencore and use its reasonable endeavours to procure Glencore to counter-sign the Glencore Notice (or in such other form as may be specified by the Security Agent).

8.3	Notice to the Guarantor

The Chargor shall on the date of this Deed serve a Guarantor Notice duly executed by it on the Guarantor and use its reasonable endeavours to procure the Guarantor to counter-sign the Guarantor Notice (or in such other form as may be specified by the Security Agent).

8.4	Assigned Agreements

The Chargor shall, in respect of any Assigned Agreement designated as such after the date of execution of this Deed, on the date of such designation serve a notice (in such form as may be specified by the Security Agent) duly executed by it on the other party to such Assigned Agreement notifying the other party that such Assigned Agreement has been assigned to the Security Agent pursuant to the Security constituted by this Deed, and use its reasonable endeavours to procure that the relevant counterparty counter-signs such notice.

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9.	collateral Securities

9.1	Calls

The Chargor must pay all calls or other payments due and payable in respect of any of the Collateral Securities.

9.2	Voting rights

(a)	At any time prior to the occurrence of an Enforcement Event, the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights in respect of the Collateral Securities, provided that the Chargor shall not exercise, permit to be exercised or direct the exercise of the voting rights or any other rights in relation to such Collateral Securities in a manner contrary to the provisions of the Finance Documents or which would jeopardise, impair or otherwise materially and adversely prejudice the interests of the Secured Parties or adversely affect the validity, enforceability or existence of the Charged Property or the Security created by this Deed.

(b)	The Chargor must indemnify the Security Agent or its representative against any loss or liability incurred by the Security Agent or its representative as a consequence of the Security Agent or its representative acting in respect of the Collateral Securities on the express direction of the Chargor.

(c)	At any time after the occurrence of an Enforcement Event if the Security Agent has given notice to the Chargor that it intends to exercise its rights under this Clause 9.2(c), the Security Agent or its representative may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor), or refrain from exercising, any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Collateral Securities or any person who is the holder of any Collateral Securities and the Chargor shall take all steps that are required by the Security Agent or its representative to facilitate such exercise (including, without limitation, by the provision of proxies).

9.3	Clearance System

(a)	The Chargor must (i) if so requested by the Security Agent or (ii) following the occurrence of an Enforcement Event, promptly take whatever action the Security Agent may reasonably request for the dematerialisation or rematerialisation of any Collateral Securities held in a Clearance System.

(b)	Without prejudice to the rest of this Clause, the Security Agent may, at the expense of the Chargor, take whatever reasonable action is required for the dematerialisation or rematerialisation of the Collateral Securities belonging to the Chargor as necessary.

9.4	Dividends and other Related Rights

The Chargor shall procure that all Related Rights on or in respect of the Collateral Securities:

(a)	in the form of cash is immediately paid into the Custodian Cash Account;

(b)	in the form of Shares are immediately transferred into the Custody Account; and

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(c)	in any other form is promptly made subject to the Security in accordance with the directions of the Security Agent.

Nothing in this Clause 9.4 shall prejudice the operation of clause 18.6 (Release of Collateral) of the Master Agreement.

9.5	Voting and Distribution Rights

Subject to Clauses 9.2 (Voting Rights) and 9.4 (Dividends), but without prejudice to Clause 9.4 (Dividends) or any other Finance Document, the Chargor shall hold any Related Rights on, in respect of or derived from the Collateral Securities on trust for the Secured Parties under the Facility until such Related Rights are paid or transferred into the Custody Account or otherwise dealt with pursuant to Clauses 9.2 (Voting Rights) or 9.4 (Dividends).

10.	Assigned Agreements

10.1	Preservation

The Chargor must not:

(a)	amend or waive any term of, or terminate, any Assigned Agreement; or

(b)	take any action which might jeopardise the existence or enforceability of any such Assigned Agreement or the effectiveness or ranking of the Glencore Security,

other than in accordance with Clause 25 (Subordination) or any other provision of this Deed or with the prior consent of the Security Agent.

10.2	Other undertaking

The Chargor must:

(a)	duly and promptly perform its obligations, and diligently pursue its rights, under each Assigned Agreement;

(b)	supply the Security Agent and any Receiver with copies of each such Assigned Agreement and any information and documentation relating to any such Assigned Agreement requested by the Security Agent or any Receiver;

(c)	diligently pursue its rights under each Assigned Agreement;

(d)	do all such acts or execute all such documents as the Security Agent may reasonably specify (including making all filings and registrations) to perfect, protect or maintain the Glencore Security;

(e)	not release or otherwise deal with any of its rights, title or interest in or to the Glencore Security other than in accordance with this Deed; and

(f)	promptly pay or transfer into the Custodian Cash Account or any other account as may be directed by the Security Agent from time to time all proceeds from any enforcement of the Glencore Security and/or all amounts received from Glencore or any other person to discharge its obligations secured by, or to redeem, the Glencore Security.

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11.	Implied Covenants for Title

(a)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 4 (Charging Provisions).

(b)	It shall be implied in respect of Clause 4 (Charging Provisions) that the Chargor is disposing of the Charged Property free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

12.	SECURITY AGENT’S POWER TO REMEDY

12.1	Power to Remedy

If the Chargor fails to comply with any obligation set out in Clause 8 (Perfection of Security) and that failure is not remedied to the satisfaction of the Security Agent within 14 days of the Security Agent giving notice to the Chargor or the Chargor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Security Agent or any person which the Security Agent nominates to take any action on behalf of the Chargor which is necessary to ensure that those obligations are complied with.

12.2	Indemnity

The Chargor shall indemnify the Security Agent against all losses, costs, expenses and liabilities incurred by the Security Agent as a result of a breach by the Chargor of its obligations under Clause 8 (Perfection of Security) and in connection with the exercise by the Security Agent of its rights contained in Clause 12.1 (Power to Remedy) above. All sums the subject of this indemnity will be payable by the Chargor to the Security Agent on demand and if not so paid will bear interest at the Default Rate. Any unpaid interest will be compounded monthly.

13.	CONTINUING SECURITY

13.1	Continuing Security

The Security constituted by this Deed shall be a continuing security notwithstanding any intermediate payment or settlement of all or any part of the Secured Obligations or any other act, matter or thing.

13.2	Other Security

The Security constituted by this Deed is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which any Secured Party may now or after the date of this Deed hold for any of the Secured Obligations, and the Security constituted by this Deed may be enforced against the Chargor without first having recourse to any other rights of any Secured Party.

14.	ENFORCEMENT OF SECURITY

14.1	Enforcement Powers

For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Deed. The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Deed shall be immediately exercisable at any time after an Enforcement Event has occurred.

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14.2	Statutory Powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Deed, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Deed, those contained in this Deed shall prevail.

14.3	Exercise of Powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed, and all or any of the rights and powers conferred by this Deed on a Receiver (whether expressly or impliedly), may be exercised by the Security Agent in any manner in which it sees fit without further notice to the Chargor at any time after an Enforcement Event has occurred, irrespective of whether the Security Agent has taken possession or appointed a Receiver of the Charged Property.

14.4	Disapplication of Statutory Restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the Security constituted by this Deed.

14.5	Appropriation under the Financial Collateral Regulations

(a)	The Chargor and the Security Agent intend that this Deed constitutes a “financial collateral arrangement” (as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (the “Financial Collateral Regulations”)) and, as such, and without prejudice to any other rights of the Security Agent under any Finance Document, the Security Agent shall have the right at any time following the occurrence of an Enforcement Event, to appropriate any Charged Property which constitutes “financial collateral” (as defined in the Financial Collateral Regulations (“Financial Collateral”)), in such manner as it sees fit in or towards satisfaction of the Secured Obligations in accordance with the Financial Collateral Regulations.

(b)	If the Security Agent is required to value any Financial Collateral for the purpose of paragraph (a) above, the value shall be:

(i)	in the case of cash, its face value at the time of appropriation; and

(ii)	in the case of financial instruments or other Financial Collateral, the amount as determined by the Security Agent which is the Security Agent’s estimate (acting in a commercially reasonable manner) of the net proceeds that would be realised on a sale of such financial instruments or other Financial Collateral and (in respect of Financial Collateral that comprises publicly traded securities) taking into account such considerations as the Security Agent, acting reasonably, deems appropriate at the time, which may include, without limitation, the following factors:

(A)	the current market price of that Financial Collateral as quoted on any public index, exchange or regulated market on which those securities are listed or admitted to trading;

(B)	the market liquidity of those securities;

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(C)	the availability of alternative markets for, and price achievable or realisable from the sale in any such alternative market of, that Financial Collateral, in each case that the Security Agent is aware of;

(D)	any adjustment to the price of that Financial Collateral that may be required if that Financial Collateral were to be sold in a block trade; and

(E)	the number of relevant securities and the proportion that they bear to the total aggregate amount of such securities then in issuance,

as converted, where necessary, into the currency in which the Secured Obligations are denominated at a market rate of exchange prevailing at the time of appropriation selected by the Security Agent. The Parties agree that the methods of valuation set out in this paragraph (b) are commercially reasonable for the purpose of the Financial Collateral Regulations.

14.6	Application of Collateral Cash

At any time after an Enforcement Event has occurred the Security Agent may and is hereby irrevocably and unconditionally authorised, without further enquiry and without either giving notice to the Chargor or obtaining any consent, to apply the whole or part of the Collateral Cash in or towards payment of all or any part of the Secured Obligations.

14.7	Sale of Collateral Securities

(a)	The Chargor acknowledges and agrees that the Collateral Securities may decline speedily in value and are of a type customarily sold on a recognised market and therefore that the Security Agent is not required to send any notice of its intention to sell or otherwise dispose of any Collateral Securities. Following the occurrence of an Enforcement Event, the Security Agent may (acting on the instructions of the Agent (acting on the instructions of the Majority Lenders)) but subject to any duties or obligations arising under any applicable law or regulation, sell the Collateral Securities in a private sale in such manner and under such circumstances as the Security Agent may deem necessary or advisable (with the Security Agent and/or any Secured Party having the right to purchase any or all of the Collateral Securities to be sold). The Chargor acknowledges that such sale shall be deemed to have been made in a commercially reasonable manner, notwithstanding that any such sale may be for a price less than that which might have been obtained had such Collateral Securities been otherwise privately or publicly sold.

(b)	Notwithstanding anything to the contrary herein or in any Finance Document, the Chargor and the Security Agent agree that, in relation to the Collateral Securities, the Secured Parties:

(i)	will not be entitled to exercise its rights or remedies hereunder (including any right to or remedy that would cause it to acquire, receive or vote on any of the Collateral Securities) in a manner that would cause the Security Agent, any Lender or any other Secured Party (together with, without duplication, any affiliate of such person, respectively, and any other person subject to aggregation of such Collateral Securities with it under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder) to become at any one time the beneficial owner (within the meaning of Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder) of more than 9.0 per cent. of the Shares then outstanding;

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(ii)	will comply with any applicable requirements of the Securities Act, including, but not limited to, if applicable, those requirements of Rule 144 under the Securities Act, upon any exercise of its rights and remedies;

(iii)	will not knowingly sell or otherwise dispose of, in one transaction or a series of transactions, any Collateral Securities in a manner that would result in any person (together with all persons who may form a group (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) with such person) becoming the beneficial owner of more than 9.5 per cent. of the voting power of the outstanding voting securities of the Issuer; and

(iv)	will not knowingly sell or otherwise dispose of, in one transaction or a series of transactions, to any one person (together with all persons who may form a group (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) with such person), a number of Collateral Securities in excess of 9.5 per cent. of the Shares then outstanding;

provided that, notwithstanding the foregoing restrictions contained in the immediately preceding clauses (i), (iii) and (iv) (but without affecting the requirements of the preceding clause (ii)), the Security Agent shall be permitted to sell or otherwise dispose of the Collateral Securities (A) in a Broadly Distributed Public Offering and/or (B) over a securities exchange or similar anonymous trading platform, provided that, in the case of this clause (B), the purchaser is not identifiable by the Security Agent, or its affiliate effecting such transaction, using commercially reasonable efforts.

(c)	The Parties acknowledge and agree that large blocks of equity securities are customarily sold by the seller retaining an investment bank or other financial institution (a “Block Dealer”) to send notification of such sale via e-mail and/or telephone calls, using a marketing team reasonably familiar with the issuer and the market for such equity securities, to one or more sophisticated equity investors who maintain accounts with such Block Dealer (or its affiliates) (but generally not to retail investors) soliciting such investors to submit bids to purchase the offered securities from which bids the Block Dealer will build a book of bids for purposes of determining the market clearing price for such offered securities, which price is typically expected to be determined shortly following the commencement of such offering. Furthermore, the Parties acknowledge and agree that, subject to any duties or obligations arising under any applicable law or regulation (i) the Security Agent may exercise its rights pursuant to this Clause 14 substantially concurrently or in prompt succession (including at the same time on the same day); (ii) the Security Agent may solicit bids to purchase the relevant Collateral Securities from any particular investor that maintains accounts with the Security Agent (or its affiliates) and (iii) the events or circumstances giving rise to certain Events of Default and/or the event of an enforcement on a large block of equity securities pledged by a major shareholder, may reduce the number of investors interested in participating in the market for such equity securities and/or the price any such investor is willing to bid for such equity securities. As a result, any such sale may result in prices and terms less favourable to the Security Agent than those that could be obtained by selling or otherwise disposing of such Collateral Securities in multiple transactions, over multiple days, in a broadly distributed offering and/or in the absence of, or at a time later than the occurrence of, any adverse events or circumstances. For the avoidance of doubt, the Security Agent shall not be limited to enforcing in accordance with foregoing procedures in this paragraph (c) and may also enforce using any other method or procedure that satisfies the applicable requirements set forth in this Deed.

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(d)	The Chargor hereby (i) acknowledges that selling or otherwise disposing of the Collateral Securities in accordance with the restrictions and other provisions set forth in this Clause 14.7 may result in prices and terms less favourable to the Security Agent than those that could be obtained by selling or otherwise disposing of such Collateral Securities in a single transaction to a single purchaser and (ii) agrees and acknowledges that (A) no method of sale or other disposition of such Collateral Securities shall be deemed commercially unreasonable because of any action taken or not taken by the Security Agent to comply with such restrictions or otherwise comply with such provisions or because of any such less favourable prices or terms and (B) the Security Agent shall not have any liability or responsibility for any such action taken or not taken by it or any such less favourable prices or terms.

(e)	To the extent any Collateral Securities are subject to the Glencore Security or any other competing Security in favour of the Chargor, the Chargor hereby irrevocably agree to release the Glencore Security and such competing Security from such Collateral Securities with immediate effect upon the exercise of any right or remedy that the Security Agent or any other Secured Party (or a Receiver) may have in respect of such Collateral Securities under the Transaction Security (including any right to sell, dispose or appropriate such Collateral Securities under this Deed) following an Enforcement Event. The release of the Glencore Security and such other competing Security shall automatically take effect without the need for any other action or step being required to be taken by the Chargor or any other person. Upon a disposal of any of the Collateral Securities, the Security Agent is authorised to execute, without the need for any further authority from the Chargor or the Secured Parties, any release of the Glencore Security or other claim over the Collateral Securities that may be required or desirable.

15.	RECEIVERS

15.1	Appointment of Receiver

(a)	Subject to paragraph (d) below, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Security Agent to the Chargor, or if so requested by the Chargor, the Security Agent may by writing under hand signed by any officer or manager of the Security Agent, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

(b)	Section 109(1) of the Law of Property Act 1925 shall not apply to this Deed.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to any floating charge created by this Deed.

(d)	The Security Agent shall be entitled to appoint a Receiver save to the extent prohibited by section 72A Insolvency Act 1986.

15.2	Powers of Receiver

Each Receiver appointed under this Deed shall have (subject to any limitations or restrictions which the Security Agent may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Deed), so that the powers set out in schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the Chargor, each Receiver shall have power to:

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(a)	redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(b)	settle any claims, accounts, disputes, questions and demands with or by any person relating to any of the Charged Property; and

(c)	do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 15.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

15.3	Receiver as Agent

Each Receiver shall be the agent of the Chargor, which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him (other than those caused by the Receiver’s gross negligence or wilful misconduct). No Receiver shall at any time act as agent for the Security Agent, and the Security Agent will not be responsible for any act or defect of a Receiver.

15.4	Removal of Receiver

The Security Agent may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

15.5	Remuneration of Receiver

The Security Agent may from time to time fix the remuneration of any Receiver appointed by it.

16.	Application of Proceeds

16.1	Order of Application

All monies received or recovered by the Security Agent or any Receiver pursuant to this Deed or the powers conferred by it shall be applied in the order and manner as set out in clause 33.1 (Order of Application) of the Master Agreement.

16.2	Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Deed.

16.3	Application against Secured Obligations

Subject to Clause 16.1 (Order of Application) above, any moneys or other value received or realised by the Security Agent from the Chargor or a Receiver under this Deed may be applied by the Security Agent to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Security Agent may determine.

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16.4	Suspense Account

Until the Secured Obligations are paid in full, the Security Agent or the Receiver (as appropriate) may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Deed or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Security Agent or the Receiver as the Security Agent or the Receiver shall think fit) and the Security Agent or the Receiver may retain the same for the period which it considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

17.	PROTECTION OF SECURITY AGENT AND RECEIVER

17.1	No Liability

(a)	Neither the Security Agent nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence or wilful misconduct under the Finance Documents.

(a)	The Security Agent shall not be obliged to do any of the following in respect of any Charged Property:

(i)	perform any obligation of the Chargor;

(ii)	make any payment;

(iii)	enquire as to the nature or sufficiency or any payment received by it or the Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it or the Chargor may be entitled to; or

(v)	exercise any right to which it or the Chargor may be entitled to.

17.2	Possession of Charged Property

Without prejudice to Clause 17.1 (No Liability) above, if the Security Agent or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

17.3	Primary liability of Chargor

The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations. The liability of the Chargor under this Deed and the charges contained in this Deed shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of Securities, dealing, variation or arrangement by any Secured Party, or by any other act, event or matter whatsoever whereby the liability of the Chargor (as a surety only) or the charges contained in this Deed (as secondary or collateral charges only) would, but for this provision, have been discharged.

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17.4	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this this Deed, would reduce, release or prejudice any of its obligations under this this Deed (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor, the Parent or other person;

(b)	the release of any other Obligor, the Parent or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, the Parent or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, the Parent or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Security Agent

The provisions set out in clause 28 (The Security Agent) of the Master Agreement shall govern the rights, duties and obligations of the Security Agent under this Deed.

17.6	Delegation

The Security Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Deed to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit. The Security Agent will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any delegate.

17.7	Cumulative Powers

The powers which this Deed confers on any Secured Party appointed under this Deed are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Secured Parties may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Secured Parties will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

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18.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any person nominated for the purpose by the Security Agent or any Receiver (in writing and signed by an officer of the Security Agent or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed:

(a)	to do anything which the Chargor is obliged to do under this Deed but has failed to do (including to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing as the Lender may reasonably specify); and

(b)	following the occurrence of an Enforcement Event, to exercise any rights or powers conferred on the Security Agent or any Receiver under this Deed or otherwise for any of the purposes of this Deed, and the Chargor covenants with the Security Agent and each Receiver to ratify and confirm all such acts or things made, done or executed by that attorney.

19.	PROTECTION FOR THIRD PARTIES

19.1	No Obligation to Enquire

No purchaser from, or other person dealing with, the Security Agent or any Receiver (or their agents) shall be obliged or concerned to enquire:

(a)	whether the right of the Security Agent or any Receiver to exercise any of the powers conferred by this Deed has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power;

(b)	whether any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters;

(c)	the manner or the order by which any amount received or recovered by the Security Agent or any Receiver is to be applied; or

(d)	whether the Collateral Securities have been released from the Glencore Security or any other competing Security in favour of the Chargor.

19.2	Receipt Conclusive

The receipt of the Security Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Security Agent or any Receiver.

19.3	Chargor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Chargor expressly confirms that it intends that the Security created by this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: investments, business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing

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20.	REINSTATEMENT AND RELEASE

20.1	Amounts Avoided

If any amount paid by the Chargor in respect of the Secured Obligations could reasonably be expected to be avoided or set aside on the winding up, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), liquidation or administration of the Chargor or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid.

20.2	Discharge Conditional

Any settlement or discharge between the Chargor and any Secured Party shall be conditional upon no security or payment to that Secured Party by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Deed) that Secured Party shall be entitled to recover from the Chargor the value which that Secured Party has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

20.3	Covenant to Release

Once all the Secured Obligations have been irrevocably paid in full and none of the Secured Parties could reasonably be expected to have any actual or contingent liability to advance further moneys to, or incur liability on behalf of, the Chargor, the Security Agent and each Secured Party shall, at the request and cost of the Chargor, promptly:

(a)	release, reassign or discharge (as appropriate) the Charged Property from the Security created by this Deed;

(b)	execute any documents (or procure that its nominees execute any documents) or take any action which may be necessary to release the Charged Property from the Security constituted by this Deed; and

(c)	return all documents of title, transfer documents and other documentation relating to the Charged Property which it holds (or which are being held to its order).

21.	CURRENCY CLAUSES

21.1	Conversion

All moneys received or held by the Security Agent or any Receiver under this Deed may be converted into any other currency which the Security Agent considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the spot rate of exchange then prevailing for purchasing that other currency with the existing currency by a bank selected by the Security Agent.

21.2	No Discharge

No payment to the Security Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Security Agent has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Security Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce the Security constituted by this Deed to recover the amount of the shortfall.

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22.	SET-OFF

22.1	Set-off by the Security Agent

The Security Agent may set off any matured obligation due from the Chargor under the Finance Documents (to the extent beneficially owned by the Security Agent) against any matured obligation owed by the Security Agent to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange selected by it for the purpose of the set-off.

22.2	Different Currencies

The Security Agent may exercise its rights under Clause 22.1 (Set-off by the Security Agent) notwithstanding that the amounts concerned may be expressed in different currencies and the Security Agent is authorised to effect any necessary conversions at a market rate of exchange selected by it.

22.3	Unliquidated Claims

If, at any time after notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Security Agent to the Chargor, the relevant obligation or liability is unliquidated or unascertained, the Security Agent may set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

22.4	No Set-off

The Chargor will pay all amounts payable under this Deed without any set-off, counterclaim or deduction whatsoever unless required by law, in which event the Chargor will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to have been made.

23.	RULING OFF

If any Secured Party receives notice of any subsequent Security or other interest affecting any of the Charged Property (except as permitted by the Master Agreement) it may open a new account for the Chargor in its books. If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations unless such amounts are sufficient to repay the Secured Obligations in full.

24.	REDEMPTION OF PRIOR CHARGES

The Security Agent may, at any time after an Enforcement Event has occurred, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor. The Chargor will on demand pay to the Security Agent all principal moneys and interest and all losses incidental to any such redemption or transfer.

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25.	PRIORITY, Subordination AND OTHER RESTRICTIONS ON GLENCORE SECURITY

25.1	Priority and subordination

The Parties agree that to the extent any of the Collateral Securities are subject to the Glencore Security or any other competing Security in favour of the Chargor and to the extent permitted by law:

(a)	the Security constituted by this Deed shall rank in right and priority to the Glencore Security and such other competing Security; and

(b)	the Glencore Security and such other competing Security shall be postponed and subordinated to the Security constituted by this Deed.

25.2	Restriction on enforcement of Glencore Security

So long as any of the Secured Obligations are or may be outstanding, the Chargor shall not be entitled to take any enforcement action in respect of any of money, obligations or liabilities due, owing or incurred to the Chargor by Glencore other than with the consent or at the direction of the Security Agent or a Receiver.

25.3	Turnover by Chargor

If at any time prior to the full and final discharge of the Secured Obligations, the Chargor receives or recovers from Glencore any payment or distribution of, or on account of or in relation to, any money, obligations or liabilities due, owing or incurred to the Chargor by Glencore, the Chargor will:

(a)	hold an amount of that receipt or recovery equal to the outstanding Secured Obligations (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay or distribute that amount to the Security Agent for application in accordance with the terms of this Deed; and

(b)	promptly pay or distribute an amount equal to the amount (if any) by which the receipt or recovery exceeds the outstanding Secured Obligations to the Security Agent for application in accordance with the terms of this Deed.

If, for any reason, any of the trusts expressed to be created in this Clause 25.3 should fail or be unenforceable, the Chargor will promptly pay or distribute an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Deed.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail.

26.2	Addresses

(a)	The contact details of the Security Agent and the Chargor for all notices in connection with this Deed are the same as those set out in the Master Agreement.

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(b)	Any Party may change its contact details by giving five Business Days’ notice to the Security Agent or (in the case of the Security Agent) to the other Party.

(c)	Where the Security Agent nominates a particular department or officer to receive a notice, a notice will not be effective if it fails to specify that department or officer.

27.	CHANGES TO PARTIES

27.1	Assignment by the Security Agent

The Security Agent may at any time assign or otherwise transfer all or any part of its rights under this Deed in accordance with the Finance Documents.

27.2	Changes to Parties

The Chargor authorises and agrees to changes to parties under clause 23 (Changes to the Parties) of the Master Agreement and authorises the Security Agent to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions.

28.	MISCELLANEOUS

28.1	Certificates Conclusive

A certificate or determination of the Security Agent as to any amount payable under this Deed will be conclusive and binding on the Chargor, except in the case of manifest error.

28.2	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

28.3	Invalidity of any Provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

28.4	Failure to Execute

Failure by one or more parties (“Non-Signatories”) to execute this Deed on the date hereof will not invalidate the provisions of this Deed as between the other Parties who do execute this Deed. Such Non-Signatories may execute this Deed on a subsequent date and will thereupon become bound by its provisions.

29.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

30.	Enforcement

30.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

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(b)	The Chargor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Chargor will not argue to the contrary.

(c)	This Clause 30.1 is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

30.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoints Glencore UK Limited, 50 Berkeley Street, London W1J 8HD as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Chargor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

(c)	Nothing herein shall affect the right of the Security Agent under this Deed or any Secured Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Chargor in any other jurisdiction.

31.	Waiver of immunities

The Chargor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court or arbitral tribunal;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts or arbitral tribunals of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

IN WITNESS whereof this Deed has been duly executed as a deed and is delivered on the date first above written.

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Schedule 1

ACCOUNTS

Part A - Custodian Cash Account

Name in which account is held	Account Number	Name and address of institutions at which the account is held
Givolon Limited	[***]	London

Part B - Custody Account

Name in which account is held	Account Number	Name and address of institutions at which the account is held
Givolon Limited	[***]	London

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Schedule 2

[Deliberately left blank]

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Schedule 3

Form of GLENCORE Notice

To:         Glencore AG

Dated:   [ • ]

Dear Sirs

Re: On-Loan Agreement dated [ • ] (the “On-Loan Agreement”) and Stock Purchase Agreement dated 14 September 2017 (the “Stock Purchase Agreement”, and together, the “Agreements”, and each an “Agreement”)

We notify you that, Givolon Limited (the “Chargor”) has charged in favour of and assigned to HSBC Corporate Trustee Company (UK) Limited (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Agreements as security for certain obligations owed by the Chargor to the Secured Parties by way of a security deed dated [ • ] 2017 (the “Security Deed”).

We further notify you that, with effect from your receipt of this notice:

1.	the Chargor may not agree to amend or terminate either Agreement;

2.	you may continue to deal with the Chargor in relation to the Agreement until you receive written notice to the contrary from the Security Agent. Thereafter the Chargor will cease to have any right to deal with you in relation to the Agreement and therefore from that time you should deal only with the Security Agent;

3.	all remedies provided for in either Agreement or available at law or in equity shall be exercisable by the Security Agent;

4.	all rights to compel performance of either Agreement shall be exercisable by the Security Agent although the Chargor shall remain solely liable to perform all the obligations assumed by the Chargor under or in connection with each Agreement;

5.	all rights, interests and benefits whatsoever accruing to or for the benefit of the Chargor arising from each Agreement shall belong to the Security Agent;

6.	you are authorised to disclose information in relation to each Agreement to the Security Agent on request;

7.	you must pay all monies to which the Chargor is entitled under the Stock Purchase Agreement to the following account:

[insert details of Custodian Cash Account]

or to the order of the Security Agent as it may specify in writing from time to time;

8.	you must pay any On-Loan Fee to which the Chargor is entitled under the On-Loan Agreement to the following account:

[insert details of Current Account]

29

or to the order of the Security Agent as it may specify in writing from time to time;

9.	you must pay all monies (other than any On-Loan Fee) to which the Chargor is entitled under the On-Loan Agreement to the following account:

[insert details of Custodian Cash Account]

or to the order of the Security Agent as it may specify in writing from time to time;

10.	the provisions of this notice may only be revoked with the written consent of the Security Agent.

Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of confirmation that:

(a)	you agree to the terms set out in this notice and to act in accordance with its provisions;

(b)	you have not received notice that the Chargor has assigned its rights under the agreement to a third party or created any other interest (whether by way of security or otherwise) in the agreement in favour of a third party; and

(c)	you have not claimed or exercised, nor do you have any outstanding right to claim or exercise against the Chargor any right of set-off, counter-claim or other right relating to either Agreement.

The provisions of this notice are governed by English law.

30

Yours faithfully

for and on behalf of
Givolon Limited as Chargor

[On acknowledgement copy]

To:	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED [insert address]

Copy to:	GIVOLON LIMITED [insert address]

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs (a) to (c) above.

for and on behalf of
Glencore AG

Dated:

31

Schedule 4

Form of GUARANTOR Notice

To:         Glencore PLC

Dated:    [ • ]

Dear Sirs

Re: On-Loan Agreement dated [ • ] (the “Agreement”)

We notify you that, Givolon Limited (the “Chargor”) has charged in favour of and assigned to HSBC Corporate Trustee Company (UK) Limited (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Agreement as security for certain obligations owed by the Chargor to the Secured Parties by way of a security deed dated [ • ] 2017 (the “Security Deed”).

We further notify you that, with effect from your receipt of this notice:

1.	the Chargor may not agree to amend or terminate the Agreement;

2.	you may continue to deal with the Chargor in relation to the Agreement until you receive written notice to the contrary from the Security Agent. Thereafter the Chargor will cease to have any right to deal with you in relation to the Agreement and therefore from that time you should deal only with the Security Agent;

3.	all remedies provided for in the Agreement or available at law or in equity shall be exercisable by the Security Agent;

4.	all rights to compel performance of the Agreement shall be exercisable by the Security Agent although the Chargor shall remain solely liable to perform all the obligations assumed by the Chargor under or in connection with the Agreement;

5.	all rights, interests and benefits whatsoever accruing to or for the benefit of the Chargor arising from each Agreement shall belong to the Security Agent;

6.	you are authorised to disclose information in relation to each Agreement to the Security Agent on request;

7.	you must pay all monies to which the Chargor is entitled under the Agreement to the following account:

[insert details of Custodian Cash Account]

or to the order of the Security Agent as it may specify in writing from time to time;

8.	the provisions of this notice may only be revoked with the written consent of the Security Agent.

32

Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of confirmation that:

(a)	you agree to the terms set out in this notice and to act in accordance with its provisions;

(b)	you have not received notice that the Chargor has assigned its rights under the agreement to a third party or created any other interest (whether by way of security or otherwise) in the agreement in favour of a third party; and

(c)	you have not claimed or exercised, nor do you have any outstanding right to claim or exercise against the Chargor any right of set-off, counter-claim or other right relating to the Agreement.

The provisions of this notice are governed by English law.

33

Yours faithfully

for and on behalf of
Givolon Limited as Chargor

[On acknowledgement copy]

To:	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED [insert address]

Copy to:	GIVOLON LIMITED [insert address]

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs (a) to (c) above.

for and on behalf of
Glencore PLC

Dated:

34

SIGNATORIES TO SECURITY DEED

THE CHARGOR

EXECUTED as a DEED by

GIVOLON LIMITED acting by:

By:	/s/ Brendan Dowling
Name: Brendan Dowling
Title: Director

In the presence of: Aggie Kurszewska

Witness's signature:	/s/ Aggie Kurszewska

Name: Aggie Kurszewska

Address:13-14 Esplanade, St. Helier, Jersey JE1 1EE

[Signature page to Security Deed]

THE SECURITY AGENT

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:	/s/ Luke Ashby
Name:	Luke Ashby
Title:	Authorised Signatory

[Signature page to Security Deed]